Exhibit 8.1

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

November 8, 2021

TPG Pace Solutions Corp.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Ladies and Gentlemen:

We have acted as counsel to TPG Pace Solutions Corp., an exempted company incorporated in the Cayman Islands (“Pace”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-4 (File No. 333-258379), initially filed with the Commission on August 11, 2021 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Business Combination Agreement, dated as of July 28, 2021 (the “Business Combination Agreement”), by and among Pace, the Blocker Merger Subs, the Blockers, including Turnkey Vacations, Inc., Vacasa Holdings LLC, a Delaware limited liability company (“Voyage”), and Vacasa, Inc., a Delaware corporation and wholly-owned, newly formed subsidiary of Voyage, and, solely for the purposes of Section 12.12 of the Business Combination Agreement, Blocker Holders. Any capitalized terms used but not defined herein have the meaning given to such terms in the Business Combination Agreement.

In providing our opinion, we have examined the Business Combination Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that (i) the Transactions will be consummated in accordance with the provisions of the Business Combination Agreement and as described in the Registration Statement (and no transaction or condition described therein will be waived by any party), (ii) the statements concerning the Transactions and the parties thereto set forth in the Business Combination Agreement and in the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the statements and representations made by Voyage and Pace in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any such statement or representation set forth in the Business Combination Agreement, the Registration Statement or the Officer’s Certificates that is qualified by belief, knowledge, intention, materiality or any comparable or similar qualification, is and will be true, complete and correct as if made without such qualification, (v) the parties to the Business Combination Agreement and their respective subsidiaries will treat the Domestication Merger for U.S. federal income tax purposes in a manner consistent with this opinion, (vi) such parties have complied with and will continue to comply with the obligations, covenants and agreements contained in the Business Combination Agreement and (vii) there will be no change in applicable U.S. federal income tax law from the date hereof through the Effective Time. If any of the above described assumptions is untrue for any reason or if the Transactions are consummated in a manner that is different from the manner described in the Business Combination Agreement, the Registration Statement, or the Officer’s Certificates, this opinion may be adversely affected. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm that, subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, the discussion set forth in the Registration Statement under the caption “MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS—U.S. Federal Income Taxation of U.S. Holders—The Domestication Merger” constitutes our opinion as insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of TPG Pace Class A Shares as a result of the Domestication Merger.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Business Combination Agreement or the Registration Statement other than the opinion set forth above. Our opinion set forth above is based on the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Business Combination, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth herein. We assume no responsibility to inform Pace of any such change or inaccuracy that may occur or come to our attention. In addition, our opinion is being delivered prior to the consummation of the Business Combination and therefore is prospective and dependent on future events.

This opinion is furnished to you solely in connection with the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

Weil, Gotshal & Manges LLP